Exhibit 99.28(i)

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

June 8, 2012

Touchstone Strategic Trust

303 Broadway, Suite 1100

Cincinnati, OH  45202

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 85 to the Registration Statement filed on Form N-1A under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to Touchstone Strategic Trust (the “Trust”), a Massachusetts business trust, in connection with the filing with the U.S. Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 85 to the Trust’s Registration Statement on Form N-1A (File Nos. 002-80859 and 811-03651) (the “Amendment”) to be filed pursuant to Rule 485(a) under the Securities Act of 1933, as amended (the “1933 Act”) for the purpose of registering an indefinite number of Class A, Class C, Class Y and Institutional shares of beneficial interest, without par value, of each of the Touchstone Micro Cap Value Fund, Touchstone Small Company Value Fund, Touchstone International Value Fund and Touchstone Strategic Income Fund (collectively, the “Shares”), each a series of the Trust.

You have requested our opinion as to the matters set forth below in connection with the filing of the Amendment.  For purposes of rendering this opinion, we have examined a printer’s proof of the Amendment; the Restated Agreement and Declaration of Trust; the By-Laws of the Trust; and the resolutions adopted by the Board of Trustees of the Trust that provide for the issuance of the Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust as to certain matters, including the authorization of the issuance of the Shares. For purposes of rendering this opinion, we have assumed the original documents (including signatures) are authentic and the documents submitted to us as copies conform to the original documents. We have assumed that the Amendment, as filed with the SEC, will be in substantially the form of the printer’s proof referred to above and also have made other assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

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Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Trust; and when issued and sold in accordance with the Restated Agreement and Declaration of Trust and By-laws of the Trust and paid for upon the terms described in the Amendment, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Amendment.  We hereby consent to the filing of this opinion with the SEC in connection with the Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP